Exhibit 99.1

   Playtex Products, Inc. Announces Strategic Plan; Confirms Guidance for 2005

     WESTPORT, Conn.--(BUSINESS WIRE)--April 4, 2005--Playtex Products, Inc. (NYSE: PYX) today reported the Company's updated strategic plan and confirmed guidance for the full year 2005.
     President and Chief Executive Officer, Neil P. DeFeo stated, "As we enter 2005, we are well positioned for future growth. A new business strategy has been developed, and I believe the future for the Company has never been brighter. With growth in our core businesses and lower interest expense as a result of debt reduction, earnings per share are expected to grow in the double digits in each of the next three years. Our specific long-term objective is to become a meaningfully more profitable company, increasing adjusted EBITDA margins to the mid 20's within three to four years (versus 18% in 2004)."

     The Playtex growth strategy has five key elements:

     People and Pay for Performance

     Our people are our most important asset. Recruiting, developing and providing a motivating environment for our associates are our top priorities. To align associate and shareholder interests, we have improved compensation plans and evolved the Company to one that starts with the notion of creating shareholder value. The performance review process and bonus plans are now aligned with business performance. Outside of bonuses, the senior management is primarily incentivised with stock options and restricted stock, which vest only if shareholder value grows materially.

     Core Category Focus

     We will focus on our core categories of Feminine, Infant and Skin Care where we have top shares. We will do this through improved understanding of consumers' wants and needs and by introducing products that better meet these needs versus other options available. Every element of the marketing mix will be improved and geared toward delighting our consumers.

     Reducing Costs

     We will continue to reduce costs. Our philosophy is simple: we want to eliminate all costs that do not add value to our products. We will invest in what the consumer wants and is willing to pay for. These savings will help offset rising material costs, but more importantly, will be invested in innovation and marketing for growth, and will improve Company profitability.

     New Product Focus

     We will deliver a continuous stream of consumer driven new products in our core categories. Innovation is arguably the most difficult part of the plan and will take time to develop. This innovation will be funded by our cost savings initiatives.

     International Expansion & Core Business Acquisitions

     While not our primary focus, international expansion and core business acquisitions are areas that cannot be overlooked. We will review opportunities to expand internationally, as the market for the Company's products outside the U.S. is significant. We will also consider acquisitions when available in our core categories and when immediately accretive, and only when the Company has the ability to absorb them.
     The Company also announced that it expects free cash flow generation to continue and would like to cost effectively pay down debt, deleveraging each year to below 3.5 times by 2008 (net debt to adjusted EBITDA).
     As previously announced, the Company is changing its product category structure. The Company's product categories will be aligned with the core categories of Feminine Care, Infant Care, and Skin Care with non-core brands tracked as Other. Tables follow in this press release with the revised quarterly net sales amounts for 2004 and 2003, as well as the brands included in each category.
     The Company reiterated that its realignment plan is on track and expects to reduce costs in 2005 by $12-14 million. Ultimately, the Company expects the new realignment plan to save $22-$24 million by 2006 with a portion of these savings reinvested in growth initiatives. This is in addition to the prior restructuring, which commenced in 2003, for a total cost reduction of $34-$38 million annually by 2006.
     Neil P. DeFeo stated, "Our goal for the next three to four years is to build profits as expressed in terms of adjusted EBITDA to at least $200 million versus our 2004 adjusted EBITDA of $121 million. This is an aggressive goal, but one we are committed to achieving through the business growth and cost savings work already begun."
     The Company expects adjusted EBITDA margins to be in the mid 20's by 2008, and expects double-digit earnings per share growth excluding certain items (such as gains and losses, the write off of debt issuance costs and bond premium expense, restructuring expenses, and other unanticipated or non-recurring items) in each of the following three years. The Company expects operating income, excluding certain items, to reach approximately $185 million annually by 2008, versus adjusted operating income of $104 million in 2004.
     "I look forward to the future with anticipation and enthusiasm. Our brands are strong, our products are excellent, and our associates are dedicated to winning. Our values are: passion for success, integrity in all things, and the humility to learn and improve. This combination of strengths and values will enable us to achieve our goals," concluded Mr. DeFeo.
     The Company confirmed its guidance for the full year 2005. Net sales for 2005 are expected to be up low single digits versus prior year, excluding sales of Woolite, which was divested in November 2004, with higher increases in our core categories. Sales are expected to be flat to slightly down versus prior year on a reported basis.
     Operating income, excluding the estimated additional realignment charges of $6 to $8 million, are expected to range between $105 million and $115 million in 2005 depending upon the level and timing of brand promotions and the realization of the estimated $12 to $14 million of realignment savings. Operating income on a reported basis is expected to range between $97 million and $109 million. Net income will also vary depending upon interest expense, which will be impacted by the timing and amount of bond repurchases. During the first quarter, the Company repurchased $41.3 million principal amount of its 8% senior notes.
     The Company stated that earnings per share for the first quarter 2005 will be impacted by the following unusual/one time items:

     1) The impact of a tax benefit related to a repatriation of cash from its foreign subsidiaries to the U.S.,
     2) Restructuring and related expenses,
     3) The write-off of debt issuance costs and bond premium expense associated with the repurchase of the Company's long-term debt.

     Neil P. DeFeo, President and Chief Executive Officer, and his senior management team, will present the Company's new strategy to investors and analysts and answer questions following the presentation tomorrow morning at 10 a.m. ET in New York City. For security purposes, attendees must register to gain access to the event by contacting Laura Kiernan, Director of Investor Relations. The live audio webcast and presentation deck will be accessible by going to the Investor Relations section of the Company's website www.playtexproductsinc.com. The webcast will be available for replay also on the Company's website.
     Note: This press release and the presentation to analysts and investors contain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this press release, and on our web site, is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.
     Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of Feminine Care, Infant Care and Skin care products, including Playtex tampons, Playtex infant feeding products, Diaper Genie, Banana Boat, Wet Ones, Baby Magic, Mr. Bubble and Playtex gloves.
     With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, the inability to grow operating income, EBITDA and earnings per share or reduce debt, interest expense and leverage ratios to the target levels, the ability to save targeted amounts as part of the restructuring and realignment plans, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.


NEW Product Category Structure       OLD Product Category Structure
----------------------------------------------------------------------
Feminine Care - Tampons, Personal    Feminine Care - Tampons, Personal
Cleansing Cloths, Heat Therapy       Cleansing Cloths, Heat Therapy
----------------------------------------------------------------------
Infant Care - Infant Feeding,        Infant Care - Infant Feeding,
Diaper Genie, Infant Accessories     Diaper Genie, Infant Accessories
(Hip Hammock)                        (Hip Hammock), Baby Magic, Mr.
                                     Bubble, Wet Ones
----------------------------------------------------------------------
Skin Care - Banana Boat, Wet         Sun Care - Banana Boat
Ones, Gloves, Baby Magic, Mr.
Bubble
----------------------------------------------------------------------
Other - Ogilvie, Binaca, other       Household & Personal Grooming -
small brands                         Ogilvie, Binaca, Gloves, other
                                     small brands
----------------------------------------------------------------------
Divested brands (Woolite, etc.)      Divested brands (Woolite, etc.)
----------------------------------------------------------------------



                        Playtex Products, Inc.
                    Quarterly Net Sales by Category


                                      2004 Actuals
                -----------------------------------------------------
($ thousands)    1st Qtr    2nd Qtr    3rd Qtr    4th Qtr      Year
                ---------  ---------  ---------  ---------  ---------

Feminine Care   $  55,855  $  57,780  $  58,888  $  54,534  $ 227,057

Infant Care        41,265     40,734     43,278     40,687    165,964

Skin Care          80,507     72,604     30,500     35,969    219,580

Other               7,488      6,814      7,379      7,101     28,782
                ---------- ---------- ---------- ---------- ----------

 Sub total        185,115    177,932    140,045    138,291    641,383

Divested            6,813      7,590      8,486      2,624     25,513
                ---------- ---------- ---------- ---------- ----------

   Total net
    sales       $ 191,928  $ 185,522  $ 148,531  $ 140,915  $ 666,896
                ========== ========== ========== ========== ==========



                                      2003 Actuals
                -----------------------------------------------------
                  1st Qtr   2nd Qtr    3rd Qtr    4th Qtr      Year
                ---------- ---------  ---------  ---------  ---------

Feminine Care   $  47,860  $  52,483  $  59,781  $  53,202  $ 213,326

Infant Care        38,083     43,337     42,249     42,179    165,848

Skin Care          75,882     64,463     27,962     32,558    200,865

Other               8,137      7,874      8,217      8,689     32,917
                ---------- ---------- ---------- ---------- ----------

 Sub total        169,962    168,157    138,209    136,628    612,956

Divested            7,352      7,939      8,618      7,009     30,918
                ---------- ---------- ---------- ---------- ----------

  Total net     $ 177,314  $ 176,096  $ 146,827  $ 143,637  $ 643,874
   sales        ========== ========== ========== ========== ==========



                        Playtex Products, Inc.
               Consolidated Non-GAAP Financial Measures
                            (In thousands)


Reconciliation of Results
"As Reported" to Results
 "Excluding Charges / Gain"(1)                   December 25, 2004
                                             -------------------------

                                                             Excluding
                                         As      Charges     Charges
                                      Reported   / Gain(2)   / Gain
                                      ---------  --------   ---------

Net sales                             $ 666,896  $       -  $ 666,896
Cost of sales                           323,157          -    323,157
                                      ---------- ---------- ----------
  Gross profit                          343,739          -    343,739

Operating expenses:
  Selling, general and administrative   241,428     (3,479)   237,949
  Restructuring, net                      9,969     (9,969)         -
  Loss on impairment of assets           16,449    (16,449)         -
  Amortization of intangibles             1,293          -      1,293
                                      ---------- ---------- ----------
  Total operating expenses              269,139    (29,897)   239,242

Gain on sale of assets                   56,543    (56,543)         -
                                      ---------- ---------- ----------

  Operating income                      131,143    (26,646)   104,497
   % of net sales                         19.66%                15.67%

Interest expense, net                    69,561          -     69,561
Expenses related to retirement of debt,
 net                                      6,432     (6,432)         -
Other expenses                              353          -        353
                                      ---------- ---------- ----------

  Income before income taxes             54,797    (20,214)    34,583

Provision (benefit) for income taxes       (710)    14,331     13,621
                                      ---------- ---------- ----------

  Net income                          $  55,507  $ (34,545) $  20,962
                                      ========== ========== ==========

The table below reconciles EBITDA to
 net income, the most directly
 comparable GAAP measure.

Net income                            $  55,507             $  20,962
Provision (benefit) for income taxes       (710)               13,621
Interest expense, net                    69,561                69,561
Amortization of intangibles               1,293                 1,293
Depreciation                             14,768                14,768
Other expenses (primarily A/R facility
 fees)                                                            353
                                      ----------            ----------
  EBITDA (3)                          $ 140,419             $ 120,558
                                      ==========            ==========


   See Notes to the Consolidated Non-GAAP Financial Measures on the
                            following page.



                        Playtex Products, Inc.
         Notes to the Consolidated Non-GAAP Financial Measures

(1) We have provided the "Charges / Gain" and "Excluding Charges / Gain" columnar information, as we believe it provides securities analysts, investors and other interested parties with more insight as to certain significant transactions that occurred during the fiscal periods presented that may or may not be recurring in nature. The columnar information under the caption "Charges / Gain" and "Excluding Charges / Gain" are not substitutes for analysis of our results as reported under GAAP and should only be used as supplemental information.

(2) On February 19, 2004, we issued $460.0 million of 8% Senior Secured Notes and entered into a New Credit Facility which consists of a $7.5 million Term Loan, which we repaid and terminated in the third quarter of 2004, and a $142.5 million Revolver. With the proceeds from these transactions, we repaid our then outstanding variable rate bank indebtedness and terminated our receivables facility. As a result of these transactions, we recorded a loss of $6.7 million associated with the write-off of related unamortized deferred financing costs.

    Also on February 19, 2004, we repurchased on the open market $10.0 million principal amount of our 9 3/8% Senior Subordinated Notes. This transaction resulted in approximately a $0.5 million gain, which was offset in part by approximately a $0.2 million write-off of unamortized deferred financing fees.

    Also included in 2004 were $3.1 million of restructuring related charges, included in SG&A, associated with the Company's operational restructuring initiated in 2003 and a tax benefit of $2.8 million resulting from the favorable settlement of tax audits.

    In the fourth quarter of 2004, the Company recorded a gain on the sale of Woolite assets of $56.5 million, restructuring and related charges of $10.3 million, of which $0.4 million are included in SG&A, and an asset impairment charge of $16.4 million to write-down certain trademarks due to a change in the competitive environment for Baby Magic and a strategy shift in our non-core Binaca brand. Additionally, the Company recognized a $17.8 million tax benefit as a result of the utilization of a capital loss carryforward related to the Woolite sale.

(3) EBITDA represents net income before interest, income taxes, depreciation and amortization. We believe that EBITDA is a performance measure that provides securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. We also use EBITDA for planning purposes, including the preparation of annual operating budgets, to determine levels of operating and capital investments and for compensation purposes, including bonuses for certain employees.

    We believe issuers of "high yield" securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe EBITDA is an appropriate supplemental measure of debt service capacity because cash expenditures for interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; depreciation and amortization are non-cash charges. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

    -- EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

    -- EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

    -- EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

    -- Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

    -- Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

    Because of the above limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results presented in accordance with accounting principles generally accepted in the U.S. and using EBITDA only supplementally.

    The calculation of adj. EBITDA includes an adjustment for other expense, which consisted primarily of costs associated with our now terminated AR Facility.

    The Company can not reasonably provide a reconciliation of projected adjusted EBITDA, adjusted operating earnings, adjusted earnings per share, and projected net debt leverage ratio because there is great variability in the items and amounts that will be included in such projected items including, but not limited to gains and losses, the write off of debt issuance costs and debt premium expense, restructuring and related expenses, and other unanticipated or non-recurring items related to future transactions.


     CONTACT: Playtex Products, Inc.
              Laura Kiernan, 203-341-4262